Exhibit 99.1

News Release
Contact:
Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)

CHIQUITA REPORTS THIRD QUARTER 2012 RESULTS

•	Third quarter comparable loss of ($0.47) per diluted share; GAAP loss of ($1.45) per diluted share

•	Reaffirms previously announced strategy to focus on core Banana and Salad businesses; Restructuring nearly complete

CHARLOTTE, N.C. - November 7, 2012 - Chiquita Brands (NYSE: CQB) today released financial and operating results for the third quarter of 2012. The Company reported GAAP net loss of $67 million on net sales of $714 million and comparable net loss[1] of $22 million. For the same period in 2011, the company reported GAAP net loss of $29 million on net sales of $723 million and comparable net loss of $16 million. The 2012 third quarter GAAP net loss includes, among other items, $16 million ($12 million net of tax) in charges related to previously announced restructuring activities, $28 million in impairment and related charges for the company's investment in the Danone Chiquita Fruits SAS (“Danone JV”) and $6 million ($4 million net of tax) in charges related to the company's headquarters relocation. The 2011 third quarter GAAP net loss includes, among other items, $11 million of refinancing costs.

“Chiquita's third quarter results exceeded our internal expectations. While it was a challenging quarter, we made progress in positioning the company for future growth by becoming more competitive in our core banana and salads businesses,” said Edward F. Lonergan, Chiquita's newly appointed president and chief executive officer. “Although certain fundamentals suggest that supply and demand in bananas is becoming balanced and prices are rising, we face difficult pricing comparisons to 2011, particularly with respect to the impact of euro exchange rates, which, by itself, negatively impacted year over year income comparisons by $10 million for the third quarter. In salads, our retail volume reductions as compared to the year ago periods have narrowed since the beginning of the year, and we believe that our entry into private label and additional salad products will further improve our results in 2013.”

Lonergan added, “Chiquita made some difficult but necessary decisions this year prior to my arrival. Focusing on the core businesses of bananas and salads is the correct strategy for the company at this time. I am committed to the strategy and believe these decisions will benefit stakeholders in the long run. We continue to believe the long term operating income margin targets we presented earlier this year are achievable in the next 24 to 36 months, and we are already seeing improved results from the new strategy. We have seen important customer wins in both bananas and salads, and most of the restructuring activities are already complete.”

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[1]Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.”

2012 THIRD QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Net income (loss)” and “Diluted earnings (loss) per share” between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Net Income (loss)		Diluted earnings (loss) per share [2]
(in millions, except per share amounts)	2012	2011	2012	2011
Reported results (GAAP)	$(67)	$(29)	$(1.45)	$(0.63)
Danone JV investment impairment	28	—	0.60	—
Restructuring, net of tax	12	—	0.25	—
Headquarters relocation, net of tax	4	—	0.09	—
Incremental non-cash interest expense	2	2	0.05	0.05
Recovery of previously reserved Growers receivables	(1)	—	(0.01)	—
Refinancing costs	—	11	—	0.24
Comparable results (Non-GAAP)	$(22)	$(16)	$(0.47)	$(0.35)
Columns may not total due to rounding.
[2]Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 1 percent year-on-year to $714 million, primarily due to lower pricing in bananas and the decrease in the euro from an average of $1.42/euro for the third quarter of 2011 to an average of $1.25/euro for the third quarter of 2012. Comparable net income for the quarter decreased due to lower revenue and higher sourcing and logistics costs, partially offset by manufacturing improvements in salads that reduced quality costs compared to 2011, and by lowering corporate and marketing expenses.

Cash, Debt and Liquidity:  Cash flow from operations was $0 million for the third quarter 2012 compared to cash used by operations of $29 million for the third quarter 2011. At September 30, 2012, cash and equivalents were $37 million. Under its revolving credit facility, the company had $20 million in borrowings and had $109 million of availability. As of September 30, 2012, the company was in compliance with the covenants of its credit facility and expects to remain in compliance for at least 12 months.

Bananas: Net sales decreased 2 percent to $446 million. For 2012, lower net sales were the result of lower base contract pricing in North America and lower U.S. dollar equivalent pricing in Europe because of lower average exchange rates. Local pricing in Europe increased 8%. Logistics costs were higher in 2012 than the comparable period in 2011 in part because of bunker fuel hedging gains that were accelerated into the third quarter of 2011 as a result of the reconfiguration of Chiquita's global shipping operations. The savings from the shipping reconfiguration partially offset the higher fuel costs, net of hedging. As a result, comparable operating loss was $2 million for the third quarter of 2012, compared to comparable operating income of $7 million for the third quarter of 2011.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at approximately $240 million as foodservice and healthy snack sales offset lower volumes of retail value-added salads. Comparable operating income was $1 million for the third quarter of 2012, versus a $3 million loss in 2011.

OUTLOOK

There are many trends that, if they continue, should benefit Chiquita for the balance of 2012 and into 2013.

•
There are opportunities to increase volumes in bananas and salads. Recent banana contract wins will result in high single digit percentage volume growth in bananas in North America in 2013 and some of that volume has already started benefiting results in the fourth quarter. In addition, the company will meaningfully expand its retail salad volume with private label contract volume starting early 2013.

•	The tightening of banana supply out of Latin America is likely to continue and should support pricing as demand in the markets appears to be balanced with supply.

•
The financial benefits of our restructuring will be fully realized in 2013. The annual savings are expected to be at least $60 million, some of which will be offset by increasing costs in our core businesses. Much of the restructuring is complete, and, as such, in the fourth quarter Chiquita expects to recognize at least $8 million of savings from these activities.

•	The consolidation of the Midwest facilities near Chicago will be completed and the company will begin to see operating cost savings from this project toward the end of 2013.

•	In 2012 the euro experienced volatility and significant weakness, which depressed our European results. The euro has strengthened and at these levels will benefit 2013 results.

Chiquita will continue to face difficult year over year comparisons in the fourth quarter because of lower euro exchange rates and higher fuel costs, net of hedging. We expect banana volume in North America and Europe to end the year relatively flat, and salad volumes to be down 5% as compared to 2011 levels for the full year.

These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	FY 2012	Q3 2012	Q2 2012	Q1 2012
(in $ millions)	Estimate	Actual	Actual	Actual
Capital Expenditures	55-65	13	11	12
Depreciation & Amortization	60-65	16	15	16
Gross Interest Expense[1]	45-50	12	10	11
Net Interest Expense [1]	40-45	12	9	10

[1] Interest expense includes the impact of accounting standards that add non-cash interest expense of $2 million each quarter for a total of $10 million for the full year.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EST today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-874-1569 in the United States and +719-325-4785 from international locations and providing the conference code 3914213. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 3914213.

CONTACTS:     Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. Our press release uses non-GAAP measures of comparable net income (loss), comparable diluted earnings (loss) per share, comparable operating income, and comparable operating margin by segment. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Valuation Allowance Release: During the second quarter 2011, the company determined it is more likely than not that it will realize its deferred tax assets, and accordingly, it recognized an income tax benefit representing the reversal of $87 million of valuation allowances against 100 percent of the U.S. federal deferred tax assets and a portion of the state deferred tax assets, primarily net operating loss carry forwards. Income taxes are not included in the results of reportable segments.

•
Reserve for (Recovery of) Grower Advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower.  In the third quarter and nine months ended September 30, 2012, the company recovered $0.7 million and $1.4 million, respectively, of these advances to the Chilean grower through the bankruptcy process and continues to seek additional recoveries. The reserve and the recovery are excluded from comparable income of the Other Produce segment.

•
Italian Tax Settlement: In the second quarter 2011, the company settled, or was in the process of settling, several years of Italian income tax claims at an incremental cost of $6 million, which was significantly below the amounts originally claimed by the tax authorities. Income taxes are not included in the results of reportable segments.

•
Refinancing costs: In July 2011 the company recognized $11 million related to the company's debt refinancing costs, which are included in Other Expense in our consolidated income statement. Refinancing costs are not included in the results of reportable segments.

•
Danone JV investment impairment: In the third quarter of 2012, the company recognized $28 million to fully impair its 49% equity-method investment and to record probable funding obligations to the Danone JV, which are excluded from comparable results of the Salads and Healthy Snacks segment. The Company's obligations to fund the Danone JV are limited to an aggregate €14 million ($18 million) without unanimous consent of the owners.

•
Restructuring: In August 2012, Chiquita announced a company restructuring supporting the goal of increasing profitability in its core businesses, resulting in at least $60 million of annual savings. In the third quarter of 2012 the company recognized $16 million ($12 million net of tax) of one time restructuring costs, including $9 million of severance expenses, and expects to recognize approximately $4 million during the fourth quarter of 2012. Cash payments related to the restructuring plan are expected to continue through 2014, primarily related to severance payments to the former Chief Executive Officer. Restructuring costs are excluded from comparable reporting of Corporate costs.

•
Headquarters relocation: In November 2011, Chiquita announced its plan to relocate the company's corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina. Of the $30 million of one-time costs expected to be incurred, the company recognized costs of $6 million ($4 million net of tax) in the third quarter of 2012, and $17 million ($11 million net of tax) and $4 million of capital expenditures in the nine months ended September 30, 2012. The company expects an additional $3 million of other relocation costs and capital expenditures to be recognized through 2013. Relocation costs are excluded from comparable reporting of Corporate costs.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which is expected to provide more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 and $4 million in the fourth quarter of 2011 for net losses expected on certain ship sublease contracts. These sublease losses will not recur in 2013 since the primary leases for vessels expiring in 2012 will not be renewed.

•
Exit activities: In the second quarter of 2012, comparable operating income of the Salads and Healthy Snacks segment excludes $1 million of expense to close a research and development facility. During the first quarter of 2012, the company excluded from comparable operating income $4 million ($3 million net of tax) for asset write-offs and severance for discontinued product items, and other restructuring-related severance. GAAP reporting included $2 million of these activities in the Salads and Healthy Snacks segment and $2 million was in the Other Produce segment. In the second quarter of 2011, the company excluded from comparable operating income $2 million of severance costs to realign its salad overhead costs and to embed its global innovation and marketing functions into its business units. This realignment-related expense was allocated to the reportable segments for GAAP reporting.

•
Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes. Comparable net income excludes this additional interest expense because it is non-cash; it was $2 million for each of the third quarters of 2012 and 2011; $7 million and $6 million in the nine months ended September 30, 2012 and 2011, respectively. Interest expense is not included in the results of reportable segments.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “2012 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of the company's corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August 2012 including the company's ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; our continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of our credit agreements; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$714	$723	$2,341	$2,418
Operating expenses:
Cost of sales	643	640	2,072	2,044
Selling, general and administrative	71	76	208	244
Depreciation	13	13	39	38
Amortization	2	2	7	7
Equity in loss of investees	29	2	32	5
Reserve for (recovery of) grower advances	—	—	(1)	33
Relocation and Restructuring costs	22	—	33	—
Operating income (loss)	(66)	(10)	(49)	46
Interest income	1	1	2	3
Interest expense	(12)	(12)	(33)	(41)
Other expense	—	(11)	—	(11)
Income (loss) before taxes	(78)	(32)	(80)	(3)
Income tax benefit	11	4	7	76
Net income (loss)	$(67)	$(29)	$(72)	$73

Basic earnings per share:	$(1.45)	$(0.63)	$(1.57)	$1.61
Diluted earnings per share:	$(1.45)	$(0.63)	$(1.57)	$1.58

Shares used to calculate basic earnings per share	46.1	45.6	46.0	45.5
Shares used to calculate diluted earnings per share	46.1	45.6	46.0	46.3

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - THIRD QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter ended September 30,		Percent Change	Nine months ended September 30,		Percent Change
	2012	2011	vs. 2011	2012	2011	vs. 2011
Net sales by segment
Bananas	$446	$453	(1.6)%	$1,499	$1,548	(3.1)%
Salads and Healthy Snacks	240	240	0.1%	729	731	(0.2)%
Other Produce	28	30	(4.9)%	112	139	(19.2)%
	$714	$723	(1.2)%	$2,341	$2,418	(3.2)%
Comparable operating income (loss) [1]
Bananas	$(2)	$7	NM	$52	$123	NM
Salads and Healthy Snacks	1	(3)	NM	14	7	NM
Other Produce	(4)	(2)	NM	(13)	(6)	NM
Corporate	(12)	(13)	6.3%	(33)	(45)	25.3%
	$(17)	$(10)	(64.4)%	$20	$80	(74.7)%
Comparable operating margin by segment
Bananas	(0.4)%	1.5%	(1.9) pts	3.5%	8.0%	(4.5) pts
Salads and Healthy Snacks	0.3%	(1.1)%	1.4 pts	1.9%	1.0%	0.9 pts
Other Produce	(14.5)%	(5.2)%	(9.3) pts	(11.2)%	(4.1)%	(7.1) pts

SG&A as a percent of sales	10.0%	10.5%	0.6 pts	8.9%	10.1%	1.2 pts

Company banana sales volume (40 lb. boxes)
North America	16.3	16.2	0.8%	48.8	48.8	(0.1)%
Core European markets[2]	8.6	9.4	(8.0)%	29.2	30.4	(3.9)%
Mediterranean & Middle East	4.5	3.8	16.5%	13.3	10.3	28.4%
Banana Pricing
North America			(2.2)%			(8.4)%
Core European markets[2]
U.S. Dollar			(3.3)%			(6.4)%
Local			8.4%			2.0%
Mediterranean & Middle East			15.3%			2.4%
Retail value-added salads
Volume (12-count cases)	11.3	11.8	(3.7)%	35.8	37.9	(5.4)%
Pricing			(3.4)%			(1.0)%
Euro average exchange rate, spot (dollars per euro)	$1.25	$1.42	(11.9)%	$1.28	$1.40	(8.6)%
Euro average exchange rate, hedged (dollars per euro)	$1.24	$1.41	(12.3)%	$1.29	$1.39	(7.1)%

NM - Not meaningful
Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and items affecting comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2012 vs. 2011
(Unaudited—in millions)

	Q1	Q2	Q3	YTD
Currency Impact (Euro/Dollar)
Revenue	$(10)	$(25)	$(20)	$(55)
Local costs	2	6	4	12
Hedging[1]	6	1	(1)	7
Balance sheet translation[2]	—	(8)	7	(2)
Net European currency impact	$(2)	$(26)	$(10)	$(38)

Columns may not total due to rounding.

[1] Third quarter hedging costs were $1 million versus no material hedging recognized in the same period of 2011.
[2] Third quarter balance sheet translation was a gain of $2 million in 2012 versus a loss of $4 million in the same period of 2011.